Exhibit 3.17

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

CITI HEDGE FUND SERVICES, NORTH AMERICA INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

March 14, 2016

* * * * *

Citi Hedge Fund Services, North America Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby certify as follows:

1. Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST: The name of the corporation is SS&C Hedge Fund Services, North America Inc. (hereinafter referred to as the “Corporation”).

2. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

CITI HEDGE FUND SERVICES, NORTH AMERICA INC.

By:	/s/ Normand A. Boulanger
	Name:	Normand A. Boulanger
	Title:	President